Pioneer Power Solutions Announces New and Renewed Utility Customer Contracts Worth Approximately $5 Million Annually

Utility Customers in the United States, Canada and Thailand Contract for Pioneer’s Liquid-Filled Transformers to Provide Superior Redundancy and Resilience for Power Networks

Fort Lee, NJ, November 2, 2015 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, announced today that the Company has received contract awards from five customers for Pioneer’s advanced, liquid-filled network transformers. The aggregate value of the multi-year contracts is expected to be up to $5 million annually, with an average term of approximately three years.

The five customers are:

•	Austin Energy, a municipally owned utility company primarily serving the City of Austin, Texas;
•	Southern Company, a public energy company serving more than 4.5 million customers in the Southeast through its subsidiaries, Alabama Power, Georgia Power, Gulf Power, and Mississippi Power;
•	ENMAX, a Calgary, Alberta-based utility serving approximately 835,000 residential and commercial sites in Alberta;
•	EPCOR Utilities, Inc., a provider of both rate-regulated and contract electricity services to about 600,000 residential and small commercial customers primarily in Edmonton, Alberta, Canada; and
•	The City of Bangkok, the capital of Thailand with a population of more than eight million.

The proven, ruggedized and technologically advanced network transformers will be manufactured by the Company’s Pioneer Transformers division, a North American leader in the manufacturing of liquid-filled distribution, small power and specialty transformers, including subway and vault-type network transformers designed to withstand harsh environments. These transformers are typically used by utilities and municipal power authorities in secondary grid applications to ensure reliability of service, enabling electrical grids to continue to withstand major storms or other events. Pioneer has been in the liquid-filled transformer business for over 50 years.

“Our reliable, transformers provide peace of mind to utilities and municipalities around the world, and these five recent contract awards demonstrate Pioneer’s ability to win business around the world,” commented Nathan Mazurek, Pioneer's Chairman and Chief Executive Officer. “Our customers continue to seek solutions to increase network reliability, ensuring the electrical grid functions properly no matter the conditions, and Pioneer stands ready to meet this growing need.”

“These awards are incremental to prior contracts from other utilities booked earlier in 2015,” continued Mr. Mazurek. “This business further bolsters our visibility into 2016, and are included in our preliminary guidance of $130 to $140 million in revenues for 2016.”

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 14 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) the Company’s dependence on a distributor agreement with Generac Power Systems through which it derives a significant portion of its revenues, (x) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (xi) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xii) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xiii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiv) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xvi) material weaknesses in the Company’s internal control over financial reporting that could have an adverse effect on the Company’s business and common stock price, and (xvii) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and

security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com